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                                                                     Exhibit 5.1
                                                                     -----------

                               MULLIGAN & MULLIGAN
                                ATTORNEYS AT LAW
James J. Mulligan              241 West Hadley Road               (937) 298-2226
Patrick J. Mulligan             Dayton, Ohio 45419                     Fax: Same


                                December 15, 1997



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

     As counsel, we have assisted KRUG International Corp., an Ohio corporation ("KRUG"), in connection with the preparation and filing of KRUG's Registration Statement on Form S-8 relating to the offering and sale of up to 80,000 of its Common Shares, without par value, pursuant to its "1997 Employee Stock Purchase Plan" (the "Plan").

     Please be advised that we have examined such proceedings and records of KRUG and have made investigation of such other matters as, in our judgment, permit us to render an informed opinion on the matters set forth herein. Based upon the foregoing, it is our opinion that:

         (i) KRUG is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, with full power to issue and sell its Common Shares pursuant to the Plan; and

         (ii) Common Shares of KRUG issued or sold by KRUG pursuant to the Plan have been duly authorized and, when issued or sold and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to KRUG's Registration Statement on Form S-8 with respect to the Plan.

                                            Very truly yours,





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